1. Name and Address of Reporting Person
   FISHER, WILLIAM E.
   7887 E. Belleview Avenue
   Suite 1000
   Englewood, CO 80111
   USA
2. Issuer Name and Ticker or Trading Symbol
   CSG Systems International, Inc. (CSGS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   8/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       08/02/2002 P             25000       A      $10.0000                    D
Common Stock                       08/30/2002 A             70000 <F1>  A      $0.0000    190000           D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $24.811  04/11/2002 A         59997       04/11/2003 04/11/2012 Common  59997    $0.0000             D
(Right to buy)                                                                 Stock   <F2>
Stock Options  $24.811  04/11/2002 A         3           04/11/2003 04/11/2012 Common  3 <F3>   $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $24.811  08/30/2002 D               59997 04/11/2003 04/11/2012 Common  59997    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $24.811  08/30/2002 D               3     04/11/2003 04/11/2012 Common  3        $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $34.43   08/30/2002 D               50000 12/14/2002 12/14/2011 Common  50000    $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $34.95   01/17/2002 A         47139       01/17/2003 01/17/2012 Common  47139    $0.0000             D
(Right to buy)                                                                 Stock   <F4>
Stock Options  $34.95   01/17/2002 A         2861        01/17/2006 01/17/2012 Common  2861     $0.0000             D
(Right to buy)                                                                 Stock
Stock Options  $34.95   08/30/2002 D               47139 01/17/2003 01/17/2012 Common  47139    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $34.95   08/30/2002 D               2861  01/17/2006 01/17/2012 Common  2861     $0.0000    0        D
(Right to buy)                                     <F1>                        Stock
Stock Options  $41.95   08/30/2002 D               90468 09/19/2002 09/19/2011 Common  90468    $0.0000             D
(Right to buy)                                     <F1>                        Stock
Stock Options  $41.95   08/30/2002 D               9532  09/19/2002 09/19/2011 Common  9532     $0.0000    0        D
(Right to buy)                                     <F1>                        Stock

Explanation of Responses:

<F1>
On August 30, 2002, the reporting person surrendered to the issuer for cancellations options previously granted to the reporting person as shown in Table II. In exchange for the surrendered options, the reporting person received 70,000 shares of restricted stock of the issuer.
<F2>
This stock option is exercisable in 4 installments.
<F3>
This stock option reported in Table II is exercisable in 3 installments of 1,250; 1,250 and 1,249 respectively, beginning on April 11, 2003.
<F4>
This stock option is exercisable in 4 installments of 9,375; 9,375; 9,375 and 6,514 shares each, respectively, beginning on January 17, 2003.

SIGNATURE OF REPORTING PERSON
/s/ WILLIAM E. FISHER

DATE
09/03/2002